                                                                     Exhibit 4.2



                                 LOAN AGREEMENT

                                     BETWEEN

              PENNSYLVANIA ECONOMIC DEVELOPMENT FINANCING AUTHORITY

                                 (THE "ISSUER")

                                       AND

                             THE YORK WATER COMPANY

                                 (THE "COMPANY")

                            DATED AS OF APRIL 1, 2004

                                TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND CERTAIN RULES OF INTERPRETATION .........................    2
   SECTION 1.1. Definitions .......................................................    2
   SECTION 1.2. Certain Rules of Interpretation ...................................    7

ARTICLE II REPRESENTATIONS ........................................................    8
   SECTION 2.1. Representations and Findings of Issuer ............................    8
   SECTION 2.2. Representations by the Company ....................................   10

ARTICLE III THE PROJECT ...........................................................   12
   SECTION 3.1. Acquisition and Construction ......................................   12
   SECTION 3.2. Construction Fund .................................................   13
   SECTION 3.3. Establishment of Completion Date ..................................   14

ARTICLE IV LOAN AND REPAYMENT; OPERATION OF PROJECT ...............................   15
   SECTION 4.1. Loan of Bond Proceeds .............................................   15
   SECTION 4.2. Repayment of Loan .................................................   15
   SECTION 4.3. Operation .........................................................   15
   SECTION 4.4. Insurance .........................................................   15
   SECTION 4.5. Maintenance and Repair ............................................   16
   SECTION 4.6. Right to Discontinue Operation of Project .........................   16
   SECTION 4.7. Insurance and Condemnation Awards .................................   16
   SECTION 4.8. Workers' Compensation Coverage ....................................   16
   SECTION 4.9. Taxes, Claims for Labor and Materials, Compliance with Laws .......   16
   SECTION 4.10. Issuer's Limited Liability .......................................   17
   SECTION 4.11. Right of Inspection ..............................................   17

ARTICLE V ISSUANCE OF BONDS; SECURITY; INVESTMENTS ................................   18
   SECTION 5.1. Issuance of Bonds .................................................   18
   SECTION 5.2. Security for the Bonds ............................................   18
   SECTION 5.3. Reserved ..........................................................   18
   SECTION 5.4. Investment of Funds ...............................................   18

ARTICLE VI COMPANY OBLIGATIONS; PROVISIONS FOR PAYMENT; COVENANTS .................   18
   SECTION 6.1. Company Approval of Issuance of Bonds .............................   18
   SECTION 6.2. Refunding of Bonds ................................................   19
   SECTION 6.3. Redemption of Bonds ...............................................   19
   SECTION 6.4. Installment Loan Payments .........................................   19
   SECTION 6.5. Administrative Expenses ...........................................   20
   SECTION 6.6. Payments to Issuer and Local IDA ..................................   21
   SECTION 6.7. Obligations of the Company Absolute and Unconditional .............   21
   SECTION 6.8. Option to Prepay Amounts Under Loan Agreement in Certain Events ...   21
   SECTION 6.9. Company's Performance Under Indenture .............................   22
   SECTION 6.10. Covenants Regarding Tax Exemption ................................   22

   SECTION 6.11. Company's Option to Remarket Bonds Purchased in Lieu of Redemption   22
   SECTION 6.12. Nondiscrimination - Sexual Harassment ............................   23

ARTICLE VII PARTICULAR AGREEMENTS .................................................   23
   SECTION 7.1. Indemnified Party's Release and Indemnification Provisions ........   23
   SECTION 7.2. Maintenance of Corporate Existence ................................   24
   SECTION 7.3. Financial Information .............................................   25
   SECTION 7.4. Agreement of Issuer Not to Assign or Pledge .......................   26
   SECTION 7.5. Reference to Bonds Ineffective after Bonds Paid ...................   26
   SECTION 7.6. Assignment, Sale or Lease of Project ..............................   27
   SECTION 7.7. Amendment of Loan Agreement or Indenture ..........................   28
   SECTION 7.8. Waiver of Vendor's Lien ...........................................   28
   SECTION 7.9. Limitations on Indebtedness .......................................   28
   SECTION 7.10. Limitation on Liens ..............................................   29
   SECTION 7.11. Dividends, Stock Purchases .......................................   30
   SECTION 7.12. Termination of Pension Plans .....................................   31

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES .......................................   31
   SECTION 8.1. Defaults and Remedies .............................................   31
   SECTION 8.2. Annulment of Acceleration .........................................   33
   SECTION 8.3. Agreement to Pay Attorneys' Fees and Expenses .....................   33
   SECTION 8.4. General Enforcement Provisions ....................................   33
   SECTION 8.5. Notice of Default .................................................   34
   SECTION 8.6. Unassigned Issuer's Rights ........................................   34

ARTICLE IX MISCELLANEOUS ..........................................................   34
   SECTION 9.1. Term of Loan Agreement ............................................   34
   SECTION 9.2. Notices ...........................................................   34
   SECTION 9.3. Benefit of Parties ................................................   35
   SECTION 9.4. Severability ......................................................   36
   SECTION 9.5. Counterparts ......................................................   36
   SECTION 9.6. Captions ..........................................................   36
   SECTION 9.7. Law Governing Construction of Loan Agreement ......................   36
   SECTION 9.8. Payments on Non-Business Days .....................................   36
   SECTION 9.9. Payments to be Sufficient to Meet DTC Requirements ................   36
   SECTION 9.10. Reserved .........................................................   36
   SECTION 9.11. Limitation of Liability; No Personal Liability ...................   36

Exhibit A - Project Description
Exhibit B - Nondiscrimination/Sexual Harassment Clause

                                 LOAN AGREEMENT

      This Loan Agreement dated as of April 1, 2004, between the Pennsylvania Economic Development Financing Authority (the "Issuer"), a public instrumentality of the Commonwealth of Pennsylvania and a public body corporate and politic organized and existing under the Pennsylvania Economic Development Financing Law, as amended (the "Act") of the Commonwealth of Pennsylvania (the "Commonwealth"), and The York Water Company, a Pennsylvania corporation (the "Company"),

                                   WITNESSETH:

      WHEREAS, the Issuer is empowered by the provisions of the Act to enter into agreements providing for the financing of the acquisition, construction and equipping of industrial, commercial and specialized enterprises for the public for purposes of alleviating unemployment, maintaining employment at a high level and encouraging economic development in the Commonwealth of Pennsylvania and promoting the health, safety and general welfare of the people of the Commonwealth of Pennsylvania within the meaning of the Act, including water utility facilities; and

      WHEREAS, the Issuer has determined to issue its Exempt Facility Revenue Bonds, (York Water Company Project) (the "Bonds") pursuant to the Indenture (hereinafter defined) to provide funds to loan to the Company for the financing of costs associated with the construction of a water intake pumping station adjacent to the Susquehanna River and a water main pipeline, together with related pumps, fittings, valves and other water infrastructure system improvements, all for the purpose of providing an additional source of surface water supply to meet the needs of the Company's residential, commercial and industrial customers (the "Project"), and paying some or all of costs of issuance of the Bonds; and

      WHEREAS, the Issuer has authorized the issuance of $7,300,000 aggregate principal amount of the Bonds designated "Series A of 2004" (the "Series A Bonds") which will fund a portion of the costs of the Project; and

      WHEREAS, the Issuer will enter into this Loan Agreement with the Company, under the terms of which the Company will agree to repay the loan of the proceeds of the Bonds by paying to the Issuer moneys sufficient to pay the principal of, and premium (if any) and interest on the Bonds as the same become due and payable and to pay certain administrative expenses in connection with the Bonds; and

      WHEREAS, as security for the payment of said Bonds, the Issuer will assign and pledge to Manufacturers and Traders Trust Company, as trustee (the "Trustee") under the terms of the Trust Indenture dated as of April 1, 2004 (the "Indenture") certain rights, title and interest of the Issuer in (i) this Loan Agreement (except for the indemnification rights and expense reimbursement rights contained herein), and (ii) all amounts on deposit from time to time in the various funds created in, and subject to the conditions set forth in, the Indenture; and

      NOW THEREFORE, in consideration of the covenants and agreements herein made, and subject to the conditions herein set forth, the Issuer and the Company, intending to be legally bound, covenant and agree as follows:

                                    ARTICLE I

                 Definitions And Certain Rules Of Interpretation

            SECTION 1.1. Definitions.

            All words and terms as used in this Loan Agreement shall have the same meanings given such words and terms in the Indenture, unless the context or use clearly indicates another or different meaning or intent. In addition, the terms defined in the recitals to this Loan Agreement shall have the meanings set forth therein and the following words and terms as used in this Loan Agreement shall have the following meanings, unless the context or use clearly indicates another or different meaning or intent:

            "Capitalized Lease" shall mean any lease, the obligation for Rentals with respect to which is required to be capitalized on a balance sheet of the lessee in accordance with generally accepted accounting principles.

            "Capitalized Rentals" shall mean as of the date of any determination the amount at which the aggregate Rentals due and to become due under all Capitalized Leases under which the Company is a lessee would be reflected as a liability on a balance sheet of the Company.

            "Consolidated Current Assets" and "Consolidated Current Liabilities" shall mean such assets and liabilities of the Company and its subsidiaries on a consolidated basis as shall be determined in accordance with generally accepted accounting principles to constitute current assets and current liabilities, respectively.

            "Costs of Issuance" means all costs and expenses incurred by the Issuer, the Local IDA or the Company in connection with the issuance and sale of the Series A Bonds or Additional Bonds, including without limitation (i) fees and expenses of accountants, attorneys, engineers, credit enhancers and financial advisors, (ii) materials, supplies, and printing and engraving costs,
(iii) recording and filing fees, (iv) rating agency fees, (v) the initial and first year's annual fees and expenses (including, without limitation, counsel fees and expenses) of the Trustee, (vi) any underwriters' discount or fee and expenses and (vii) the Issuer's issuance fee and administrative and overhead expenses as provided in Section 6.6 of this Loan Agreement.

            "County" means the County of York, a political subdivision of the Commonwealth.

            "Department" means the Department of Community and Economic Development of the Commonwealth.

            "Default" shall mean any event or condition, the occurrence of which would, with the lapse of time or the giving of notice, or both, constitute an Event of Default as defined in Section 8.1 hereof.

            "Environmental Legal Requirement" shall mean any applicable law relating to public health, safety or the environment, including, without limitation, relating to releases, discharges or emissions to air, water, land or groundwater, to the withdrawal or use of groundwater, to the use and handling of polychlorinated biphenyls or asbestos, to the disposal, treatment, storage or management of solid or hazardous wastes or to exposure to toxic or hazardous materials, to the handling, transportation, discharge or release of gaseous or liquid substances and any regulation, order, notice or demand issued pursuant to such statute or ordinance, in each case applicable to the Property of the Company or the operation, construction or modification of any thereof, including without limitation the following: the Clean Air Act, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Comprehensive Environmental Response Compensation and Liability Act as amended by the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act as amended by the Solid and Hazardous Waste Amendments of 1984, the Occupational Safety and Health Act, the Emergency Planning and Community Right-to-Know Act of 1986, the Solid Waste Disposal Act, the Pennsylvania Safe Drinking Water Act and any other state statutes addressing similar matters, and any state statute providing for financial responsibility for cleanup or other actions with respect to the release or threatened release of hazardous substances and any state nuisance statute.

            "Excepted Encumbrances" shall mean any of the following:

            (a) liens for taxes, assessments or governmental charges not delinquent and liens for workers' compensation awards and similar obligations not delinquent and undetermined liens or charges incidental to construction;

            (b) any liens securing Indebtedness neither assumed nor guaranteed by the Company on which it customarily pays interest, existing in or relating to real estate acquired by the Company for transmission, distribution or right-of-way purposes;

            (c) easements or reservations in any Property of the Company created for the purpose of roads, railroads, railroad side tracks, water and gas transmission and distribution mains, conduits, water power rights of the Commonwealth of Pennsylvania or others, building and use restrictions and defects of title to, or leases of, any parts of the Property of the Company which do not in the opinion of the Company's counsel materiality impair the use of the Property as an entirety in the operation of the business of the Company;

            (d) undetermined liens and charges incidental to current construction, including mechanics', laborers', materialmen's and similar liens not delinquent;

            (e) any obligations or duties affecting the Property of the Company to any municipality or public authority with respect to any franchise, grant, license, permit or certificate;

            (f) rights reserved to or vested in any municipality or public authority to control or regulate any Property of the Company or to use such Property in a manner which does not materially impair the use of such Property for the purposes for which it is held by the Company; or

            (g) judgments in course of appeal or otherwise in contest and secured by sufficient bond or security.

            "Excepted Property" shall mean (a) cash, bonds, stocks, obligations and other Securities; (b) choses in action, accounts and bills receivable, judgments and other evidences of Indebtedness and contracts, leases and operating agreements; (c) stock in trade, merchandise, equipment, apparatus, materials or supplies manufactured or acquired for the purpose of sale and/or resale in the usual course of business or consumable in the operation of any of the Properties of the Company or held for the purpose of repairing or replacing (in whole or in part) any rolling stock, business, motor coaches, trucks, automobiles or other vehicles or aircraft; (d) timber, gas, oil, minerals (including developed and undeveloped natural gas reserves and natural gas in underground storage or otherwise), mineral rights and royalties; (e) materials or products generated, manufactured, produced or purchased by the Company for sale, distribution or use in the ordinary course of its business; (f) rolling stock, buses, motor coaches, trucks, automobiles and other vehicles and all aircraft; and (g) the Company's franchise to be a corporation.

            "Funded Debt" of any Person shall mean (a) all Indebtedness for borrowed money or which has been incurred in connection with the acquisition of assets in each case having a final maturity of one or more than one year from the date of origin thereof (or which is renewable or extendible at the option of the obligor for a period or periods more than one year from the date of origin), including all payments in respect thereof that are required to be made within one year from the date of any determination of Funded Debt, whether or not included in Consolidated Current Liabilities, (b) all Capitalized Rentals, and
(c) all Guaranties of Indebtedness of others.

            "Guaranties" by any Person shall mean all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect, guaranteeing any Indebtedness, dividend or other obligation, of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (a) to purchase such Indebtedness or obligation or any Property or assets constituting security therefor, (b) to advance or supply funds (1) for the purchase or payment of such Indebtedness or obligation, (2) to maintain working capital or other balance sheet condition or, otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, or (c) to lease Property or to purchase Securities or other Property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of the Indebtedness or obligation, or (d) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this Agreement, a Guaranty in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the principal amount of such Indebtedness for borrowed money which has been guaranteed, and a

Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend.

            "Indebtedness" of any Person shall mean and include all obligations of such Person which in accordance with generally accepted accounting principles shall be classified upon a balance sheet of such Person as liabilities of such Person, and in any event shall include all (a) obligations of such Person for borrowed money or which has been incurred in connection with the acquisition of Property or assets, (b) obligations secured by any lien or other charge upon Property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations, (c) obligations created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of Property, and (d) Capitalized Rentals under any Capitalized Lease. For the purpose of computing the "Indebtedness" of any Person, there shall be excluded any particular Indebtedness to the extent that, upon or prior to the maturity thereof, there shall have been deposited with the proper depositary in trust the necessary funds (or evidences of such Indebtedness, if permitted by the instrument creating such Indebtedness) for the payment, redemption or satisfaction of such Indebtedness; and thereafter such funds and evidences of Indebtedness so deposited shall not be included in any computation of the assets of such Person.

            "Indemnified Parties" means the Issuer, the Trustee, the Paying Agent and any of their respective officers, directors, members, commissioners, employees, agents, servants and any other person acting for or on behalf of the Issuer, the Trustee or the Paying Agent.

            "Installment Loan Payment(s)" means payments required to be made by the Company to pay the Debt Service on the Bonds, as provided for in Section 6.4(b), (c), (d) and (f) of this Loan Agreement, including the principal of, premium, if any (whether at stated maturity, upon redemption prior to stated maturity, or upon acceleration of stated maturity), and interest on the Bonds when due.

            "Loan Agreement" means this Loan Agreement, and all amendments and supplements hereto.

            "Local IDA" means the York County Industrial Development Authority, a governmental entity of the Commonwealth in its capacity as an applicant sponsor for the Project.

            "Plant Account" shall mean the plant account under the Pennsylvania Public Utilities Commission Uniform System of Accounts for Water Utilities dated November 21, 1946, as the same may be amended from time to time.

            "Project" means the facilities described in the recitals hereto and "Exhibit A" to this Loan Agreement, as amended from time to time as provided herein, and which are being financed with the proceeds of the Bonds.

            "Project Costs" means all costs incurred by the Company, whether before or after issuance of the Bonds, with respect to the acquisition, construction and installation of the Project, including but not limited to, the following items:

                  (i) Obligations incurred or assumed for labor, materials and equipment (including obligations payable to the Company for expenditures made or costs incurred by the Company);

                  (ii) Costs of any performance, payment, or surety bonds and insurance deemed necessary or appropriate by the Company;

                  (iii) Costs of engineering and other services, including the costs incurred or assumed for preliminary design and development, surveys, estimates and plans and specifications, and for supervising construction and performing all other duties required by or consequent upon proper construction;

                  (iv) Costs which the Company shall be required to pay under the terms of any contract or contracts in connection with the construction, acquisition and installation of the Project;

                  (v) Amounts which are required to be paid for taxes, assessments and other similar charges payable during the period of construction;

                  (vi) Expenses incurred in seeking to enforce any remedy against any contractor, subcontractor or other provider of labor, materials, equipment or services, in respect of any default, breach or dispute relating to the Project;

                  (vii) Sums required to reimburse the Company for advances made for any of the above items, and for any other costs incurred for work done or caused to be done by the Company which are properly chargeable to the Project;

                  (viii) Capitalized interest with respect to the Project;

                  (ix) To the extent authorized by the Act, costs of all other items related to the acquisition, construction and installation of the Project; and

                  (x) All Costs of Issuance.

            "Property" shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

            "Rentals" shall mean and include all fixed rents (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the Property) payable by the Company, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Company (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called "percentage leases" shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

            "Seasonal Indebtedness" as of the date of any determination thereof shall mean (a) all Indebtedness for money borrowed other than Funded Debt and
(b) Guaranties of Seasonal Indebtedness of others.

            "Security" or "Securities" shall have the same meaning as in Section 2(1) of the Securities Act of 1933, as amended.

            "Unassigned Issuer's Rights" means all of the rights of the Issuer to receive insurance under Section 4.4 hereof, to inspect the Project under
Section 4.11 hereof, to receive payments and to be reimbursed for attorney's and other fees and expenses under Sections 6.6 and 8.3 hereof, to be held harmless and indemnified under Section 7.1 hereof, to receive information under Section 7.3, and, to the extent provided in this Agreement, to give or withhold consent to or approval of amendments, modifications, and terminations of this Agreement.

            "Voting Stock" shall mean Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

            SECTION 1.2. Certain Rules of Interpretation.

            (a) The definitions set forth in Article I and in the Indenture shall be equally applicable to both the singular and plural forms of the terms therein defined and shall cover all genders.

            (b) "Herein," "hereby," "hereunder," "hereof," "hereinbefore," "hereinafter" and other equivalent words refer to this Loan Agreement and not solely to the particular Article, Section or Subdivision hereof in which such word is used.

            (c) Reference herein to an article number (e.g., Article IV) or a section number (e.g., Section 6.2) shall be construed to be a reference to the designated article number or section number hereof unless the context or use clearly indicates another or different meaning or intent.

            (d) Words of the masculine gender shall mean and include correlative words of the feminine and neuter genders and words importing the singular number shall mean and include the plural number and vice versa.

            (e) Words importing persons shall include firms, associations, partnerships (including limited partnerships), trusts, corporations and other legal entities, including public bodies, as well as natural persons.

            (f) Any headings preceding the text of the several Articles and Sections of this Loan Agreement, and any table of contents appended to copies hereof, shall be solely for convenience of reference and shall not constitute a part of this Loan Agreement, nor shall they affect its meaning, construction or effect.

            (g) References to statutes or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending or replacing the statute or regulation referred to; and references to agreements and other contractual instruments shall be deemed to include any exhibits and appendices attached thereto and all amendments, supplements and other modifications to such instruments, but only to the extent such amendments, supplements and other modifications are not prohibited by the terms of this Loan Agreement.

            (h) Whenever in this Loan Agreement, the Issuer, the Company or the Trustee is named or referred to, it shall include, and shall be deemed to include, its respective successors and assigns whether so expressed or not. All of the covenants, stipulations, obligations and agreements by or on behalf of, and other provisions for the benefit of, the Issuer, the Company and the Trustee contained in this Loan Agreement shall inure to the benefit of such respective successors and assigns, bind and shall, inure to the benefit of any officer, board, commission, authority, agency or instrumentality to whom or to which there shall be transferred by or in accordance with law any right, power or duty of the Issuer or of its successors or assigns, the possession of which is necessary or appropriate in order to comply with any such covenants, stipulations, obligations, agreements or other provisions of this Loan Agreement.

            (i) Every "request," "order," "demand," "application," "appointment," "notice," "statement," "certificate," "consent," "direction" or similar action hereunder by persons referred to herein shall, unless the form thereof is specifically provided, be in writing and signed by an Authorized Representative of the person giving it.

                                   ARTICLE II

                                 Representations

            SECTION 2.1. Representations and Findings of Issuer.

            The Issuer hereby confirms its findings and represents that:

            (a) Organization. The Issuer is a public body corporate and politic established in the Commonwealth pursuant to the laws of the Commonwealth including the Act. Under the Act, the Issuer has the power to enter into the Indenture, this Loan Agreement and the Underwriting Agreement and to carry out its obligations thereunder and hereunder and to issue the Bonds to finance a portion of the Project Costs.

            (b) Pending Litigation. To the knowledge of the Issuer, there are no actions, suits, proceedings, inquiries or investigations pending or threatened against or affecting the Issuer in any court or before any governmental authority or arbitration board or tribunal, which involve the possibility of materially and adversely affecting the transactions contemplated by the Financing Documents or which, in any way, would adversely affect the validity or enforceability of the Financing Documents or the ability of the Issuer to perform its obligations under the Financing Documents.

            (c) Economic Findings. Based on representations and information furnished to the Issuer by or on behalf of the Company and the Local IDA, the Issuer has found that the Company is engaged in industrial, commercial and/or specialized activities in the Commonwealth requiring substantial capital and creating or maintaining substantial employment opportunities, that the Company's operations contribute to economic growth and the creation or maintenance of employment opportunities in the Commonwealth, that the Company is financially responsible to assume its obligations prescribed by this Loan Agreement and the Act and that the Project will constitute facilities for the furnishing of water within the meaning of Section 142(a)(4) of the Code.

            (d) Public Purpose Findings. Based on representations and information furnished to the Issuer by or on behalf of the Company, the Issuer has found that (i) the Project will promote the health, safety and general welfare of the people of the Commonwealth and the public purposes of the Act by alleviating unemployment and maintaining employment at a high level and creating and developing business opportunities in the Commonwealth and aiding in the provision of water; (ii) the interests in land and other property which is part of the Project is located within the boundaries of the Commonwealth and within the boundaries of the County, which organized the Local IDA; and (iii) the Project will constitute a "project" within the meaning of the Act.

            (e) Private Activity Bond Allocations. The Issuer has received a Preliminary Allocation of the tax-exempt private activity bond authority of the Commonwealth in an aggregate amount at least equal to the aggregate principal amount of the Series A Bonds from the Department which certifies the preliminary approval of such allocation for the Project as required by Section 146 of the Code. Simultaneously with the issuance of the Series A Bonds, the Issuer shall request a Final Allocation from the Department which request will automatically convert the Preliminary Allocation to a Final Allocation of the Commonwealth's private activity bond authority to the Project.

            (f) Project Approvals. The Project has been approved by (1) the Local IDA, (2) the Governor or Lieutenant Governor of the Commonwealth as the "applicable elected representative," as that term is defined under the Code, of the Issuer after a public hearing held upon reasonable public notice, as required by the Code, and (3) the Issuer by adoption of resolutions including the Bond Resolution as required by the Act.

            (g) No Other Pledges. The Issuer has not and will not pledge the income and Revenues derived from this Loan Agreement or its other interests in this Loan Agreement or the Indenture other than pursuant to and as set forth in the Indenture.

            (h) No Conflicts. The execution, delivery and performance by the Issuer of this Loan Agreement and the Indenture and the issuance of the Bonds will not conflict with or create a breach of or default under the Act or other applicable law or any agreement or instrument to which the Issuer is a party or by which it is bound.

            (i) Agreements Are Legal and Authorized. The adoption of the Bond Resolution, the issuance and sale of the Bonds and the execution and delivery by the Issuer of the Financing Documents, and the compliance by the Issuer with all of the provisions of each thereof and of the Bonds, (i) are within the powers and authority of the Issuer, (ii) have been done in full compliance with the provisions of the Act, are legal and will not conflict with or constitute on the part of the Issuer a violation of or a breach of or default under, or result in the creation of any lien, charge or encumbrance upon any property of the Issuer (other than as contemplated by this Loan Agreement and the Indenture) under the provisions of, any by-law or other agreement or instrument to which the Issuer is a party or by which the Issuer is bound, or any license, judgment, decree, law, statute, order, rule or regulation of any court or governmental agency or body having jurisdiction over the Issuer or any of its activities or properties and (iii) have been duly authorized by all necessary action on the part of the Issuer.

            (j) Governmental Consents. Neither the nature of the Issuer nor any of its activities or properties, nor any relationship between the Issuer and any other Person, nor any circumstance in connection with the offer, issue, sale or delivery of any of the Bonds is such as to require the consent, approval or authorization of, or the filing, registration or qualification with, any governmental authority on the part of the Issuer in connection with the execution, delivery and performance of the Financing Documents or the offer, issue, sale or delivery of the Bonds, other than those already obtained as of the Issue Date; provided, however, no representation is made herein as to compliance with the securities or "blue sky" laws of any jurisdiction.

            (k) No Defaults. No event has occurred and no condition exists with respect to the Issuer which would constitute an "Event of Default" as defined in the Indenture or which, with the lapse of time or with the giving of notice or both, would become an "Event of Default" under the Indenture.

            (l) Limited Obligations. The Bonds shall be limited obligations of the Issuer and shall be payable by the Issuer solely out of the Revenues. The Bonds shall never be payable out of any other funds of the Issuer except the Revenues. Neither the faith and credit nor the taxing power of the Commonwealth, the Issuer, or any other political corporation, subdivision or agency thereof is pledged to the payment of the principal of and premium, if any, or interest on such Bonds.

            (m) Requirements Satisfied. All requirements and conditions specified in the Act and all other laws and regulations applicable to the adoption of the Bond Resolution, the execution and delivery of this Loan Agreement and the Indenture, and the issuance and delivery of the Bonds will be fulfilled prior to the initial delivery of the Bonds to the purchasers thereof.

            SECTION 2.2. Representations by the Company.

            The Company makes the following representations as the basis for the undertakings on its part herein contained:

            (a) Corporate Organization and Power. The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth, and

(ii) has all requisite power and authority and all necessary licenses and permits to own and operate its properties and to carry on its business as now being conducted and as presently proposed to be conducted.

            (b) Pending Litigation. Except as set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, there are no actions, suits, proceedings, inquiries or investigations pending, or to the knowledge of the Company threatened, against or affecting the Company in any court or before any governmental authority or arbitration board or tribunal which involve the possibility of materially and adversely affecting the transactions contemplated by the Financing Documents or which, in any way, would adversely affect the validity or enforceability of the Bonds or the Financing Documents or the legal ability of the Company to perform its obligations under this Loan Agreement.

            (c) Agreements Are Valid and Authorized. The execution and delivery by the Company of this Loan Agreement and the compliance by the Company with all of the provisions hereof (i) are within the corporate power of the Company, (ii) will not conflict with or result in any breach of any of the provisions of, or constitute a default under, any material agreement, charter document, by-law or other material instrument to which the Company is a party or by which it may be bound, or any license, judgment, decree, law, statute, order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its activities or properties, and (iii) have been duly authorized by all necessary action on the part of the Company. This Agreement, upon the due execution and delivery thereof by the Company and the Issuer, will be a valid and binding obligation of the Company enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other laws or equitable principles of general application relating to or affecting the enforcement of creditors' rights generally.

            (d) Governmental Consents. No actions by the Company in connection with the execution, delivery and performance by the Company of this Loan Agreement is such as to require the consent, approval or authorization of, or the filing, registration or qualification with, any governmental authority on the part of the Company, other than those already obtained as of the Issue Date; provided, however, no representation is made herein as to compliance with the securities or "blue sky" laws of any jurisdiction.

            (e) No Defaults. No event has occurred and no condition exists with respect to the Company that would constitute an "Event of Default" under the Indenture or which, with the lapse of time or with the giving of notice or both, would become an "Event of Default" under the Indenture.

            (f) Tax Documents. The representations and statements made by the Company in the Tax Documents are true and correct.

            (g) Project Benefits. The acquisition, construction, development, design, equipping, testing and installing of the Project, as provided under this Loan Agreement, will promote the employment and the health, safety and general welfare of the residents of the Commonwealth by promoting the continuation and expansion of gainful employment opportunities for such residents, will aid in the provision of water, and will not cause, directly or indirectly, the removal, either in whole or in part, of a plant, facility or establishment from one area of the Commonwealth to another. The Plant and other fixed property which is part of the Project is located within the boundaries of the County and has a substantial connection with the County. The Project is a "project" within the meaning of the Act and will be operated as such. The Project consists of land or property of a character subject to allowance for depreciation under Section 167 of the Code and constitutes "facilities for the furnishing of water" within the meaning of
Section 142(a)(4) of the Code.

            (h) Operation of Project. The Company presently intends to use or operate the Project (or cause the Project to be operated) in a manner consistent with the Act for the provision and supply of water until the date on which the Bonds have been fully paid and knows of no reason why the Project will not be so used or operated.

            (i) Tax Information. The information furnished by the Company and used by the Issuer in preparing the tax certificate and information return pursuant to the Code is accurate and complete in all material respects as of the date of original issuance and delivery of the Bonds. The proceeds of the Bonds will not exceed the Project Costs. The Costs of Issuance financed with proceeds of the Bonds, including any bond discount on the sale of the Bonds, will not exceed 2% of the proceeds of the Bonds.

            (j) Commencement of Project. Prior to the adoption of the Bond Resolution (i.e., January 29, 2004), no properties included in the Project, that are to be financed with the proceeds of the Bonds, had been acquired by the Company or any Related Person (as defined in the Code), and no physical work on the Project had been commenced by the Company or any Related Person, except to the extent permitted in such Bond Resolution.

            (k) Disqualified Contractors. The Company is not a Disqualified Contractor.


                                   ARTICLE III

                                   The Project

            SECTION 3.1. Acquisition and Construction.

            The Company (a) has acquired, or has the requisite legal power to acquire, all interests in land required for construction of the Project, and shall construct, install, equip and improve the Project with all reasonable dispatch and in accordance with the description thereof in Exhibit A attached hereto and applicable law, (b) shall procure or cause to be procured all permits and licenses necessary for the prosecution of the work, and (c) shall pay when due all costs and expenses incurred in connection with that acquisition, construction, installation, equipment and improvement from funds made available therefor in accordance with this Loan Agreement or otherwise. The Company will revise Exhibit A and such supplemental information from time to time as necessary to reflect material additions to, deletions from and changes in the Project and will notify the Issuer and the Trustee in writing of such modifications so that the

Issuer and the Trustee will be able to ascertain the nature, location and estimated cost of the Project. It is understood that the Project is the property of the Company and that any contracts made by the Company with respect thereto and any work to be done on the Project is to be done by the Company in its own behalf and not as agent or contractor for the Issuer or the Trustee.

            In the event that Exhibit A hereto is to be amended or supplemented in accordance with the provisions of Section 9.3 of the Indenture, the Issuer will enter into, and will instruct the Trustee to consent to, an amendment of or supplement to Exhibit A hereto upon receipt by the Issuer and Trustee of:

                  (i) a certificate of an Authorized Company Representative describing in detail the proposed changes; and

                  (ii) a copy of the proposed form of amendment or supplement to Exhibit A hereto and such other documents, certificates and showings as may be required by counsel rendering the opinion in clause (iii) of this paragraph; and

                  (iii) an opinion of Bond Counsel to the effect that such amendment complies with the requirements of this Section 3.1, is in proper form for execution and delivery by the Issuer and will not adversely affect the validity of the Bonds or the exemption from federal income taxes of the interest thereon.

            The Company recognizes that since the Project has been or will be acquired, constructed and equipped by the Company and by contractors and suppliers selected by the Company in accordance with the plans and specifications, the Issuer makes no representation or warranty, express or implied, with respect to the merchantability, condition or workmanship of any part of the Project or its suitability for the Company's purposes or the extent to which proceeds derived from the sale of the Bonds will pay the costs to be incurred in connection therewith.

            SECTION 3.2. Construction Fund.

            The Construction Fund shall be drawn on and used by the Company to pay the Costs of Issuance of the Bonds to the extent not paid from the settlement account pursuant to Section 2.1 of the Indenture and to pay other Project Costs when due and payable.

            Moneys in the Construction Fund shall be disbursed to the Company, or such other Person as may be designated, on requisitions substantially in the form of Exhibit C to the Indenture signed by the Authorized Company Representative and delivered to the Trustee, stating with respect to each payment to be made:

                  (1) The amount and general purpose of such disbursement; and

                  (2) That each obligation mentioned therein (i) has been
            properly incurred, (ii) is a proper charge against the Construction Fund in accordance with the provisions of this Loan Agreement, the Tax Documents and the Indenture, and (iii) has not been the basis of any previous requisition.

            The Trustee shall rely fully on any such requisition delivered pursuant to this Section and shall not be required to make any investigation in connection therewith.

            All moneys remaining in the Construction Fund after all Project Costs have been paid or provided for shall at the written direction of the Company be used in accordance with Section 3.3 hereof.

            If moneys in the Construction Fund are not sufficient to pay all Project Costs, the Company nonetheless shall complete the Project in accordance with Exhibit A attached hereto (as revised and amended in accordance with this Loan Agreement) and shall pay all such additional Project Costs. The Company shall not be entitled to any reimbursement for any such additional Project Costs from the Issuer, the Trustee, or any Registered Owner; nor shall it be entitled to any abatement, diminution or postponement of the Installment Loan Payments or other amounts payable hereunder.

            SECTION 3.3. Establishment of Completion Date.

            As soon as practicable after the completion of construction of the Project, the Company shall furnish to the Trustee a certificate signed by an Authorized Company Representative stating (i) that construction of the Project described in Exhibit A hereto (as revised and amended in accord with this Loan Agreement) has been completed, and (ii) any portion of the Project Costs which has not yet then been paid. Such certificate may state that it is given without prejudice to any rights against third parties which exist at the date of such certificate or which may subsequently come into being.

            Moneys (including investment proceeds) remaining in the Construction Fund on the date of such certificate may be used, at the written direction of an Authorized Company Representative for the payment, in accordance with the provisions of this Loan Agreement, of any Project Costs not then paid as specified in such certificate. The Company agrees that any moneys (including investment proceeds) remaining in the Construction Fund on the date of the aforesaid certificate and not so set aside for the payment of such Project Costs shall be transferred or disbursed in accordance with Section 1.142-2 of the Regulations, or any successor thereto and that the Company shall give specific instructions to the Trustee as to the transfer or disbursement of such funds and certify that such transfer or disbursement complies with the provisions of
Section 1.142-2 of the Regulations or any successor thereto at such time. The Company acknowledges that these provisions generally require that a portion of the Bonds be redeemed, or defeased to the first call date (with appropriate notice to the Internal Revenue Service), within 90 days of the earlier of (i) the date on which the Company determines that the Project will not be completed or (ii) the date on which the Project is Placed-in-Service (as defined in the Tax Agreement).

                                   ARTICLE IV

                    Loan And Repayment; Operation Of Project

            SECTION 4.1. Loan of Bond Proceeds.

            To provide funds for the financing of Costs of Issuance and Project Costs, the Issuer will issue the Bonds upon the terms and conditions contained in this Loan Agreement and the Indenture and will loan the proceeds thereof to the Company by causing the Bond proceeds to be applied as provided in Article V hereof. The Company shall pay all Costs of completing the Project to the extent that such Costs exceed the loan proceeds, including interest earnings, available therefor.

            SECTION 4.2. Repayment of Loan.

            The Company will repay the loan of the Bond proceeds by making the payments required by Article VI hereof.

            SECTION 4.3. Operation.

            The Company shall acquire, construct, install, operate and maintain the Project in such manner as to comply in all material respects with the Act and all applicable requirements of federal, state and local laws and the regulations, rules and orders of any federal, state or local agency, board, commission or court having jurisdiction over the Project or the operation thereof, including without limitation applicable zoning, planning, building and environmental laws, regulations, rules and orders; provided that the Company shall be deemed in compliance with this Section so long as it is acting with due diligence to correct any violations of any of the foregoing or contesting in good faith any such requirement by appropriate legal proceedings. The Company shall pay all costs and expenses of operation and maintenance of the Project, including all applicable taxes. During such period as the Project is operated in accordance with the provisions of this Loan Agreement, the Company will, within the design capabilities thereof, cause the Project to be operated and maintained in accordance with all applicable, valid and enforceable rules and regulations; provided, that the Company reserves the right to contest in good faith any such rules or regulations or the application thereof to the Project. It is understood and agreed that the Issuer shall have no duties or responsibilities whatsoever with respect to the operation or maintenance of the Project, or the performance of the Project for its designed purposes.

            SECTION 4.4. Insurance.

            Subject to the provisions of Section 4.6 hereof, the Company agrees to maintain, or cause to be maintained, all necessary insurance with respect to the Project in accordance with its customary insurance practices and the practices of Persons operating similar facilities, which may include self-insurance. All costs of maintaining insurance with respect to the Project shall be paid by the Company, and the Issuer and the Trustee shall have no obligation or liability in this regard. All general liability insurance policies relating to the Project site or facilities shall name the Authority and the Trustee as additional insureds as their interests may appear.

            SECTION 4.5. Maintenance and Repair.

            Subject to the provisions of Section 4.6 hereof, the Company agrees that it will (i) maintain, or cause to be maintained, the Project and all of its other properties in as reasonably safe condition as its operations shall permit and (ii) maintain, or cause to be maintained, the Project and all of its other properties in good repair and in good operating condition, ordinary wear and tear excepted, making from time to time all necessary repairs thereto and renewals and replacements thereof material to the integrity of the water system or to the provision of adequate service to the Company's customers. All costs of operating and maintaining the Project and all of its other properties shall be paid by the Company, and the Issuer shall have no obligation or liability in this regard.

            SECTION 4.6. Right to Discontinue Operation of Project.

            Although the Company intends to operate, or cause to be operated, the Project for its designed purposes until the date on which no Bonds are Outstanding, subject to the provisions of Section 6.10 hereof, the Company is not required by this Loan Agreement to operate, or cause to be operated, any portion of the Project after the Company shall deem in its sole discretion that such continued operation is not advisable and in such event it is not prohibited by this Loan Agreement from selling, leasing or retiring all or any such portion of the Project. Subject to the provisions of Section 6.10 hereof, the net proceeds from such sale, lease or other disposition, if any, shall belong to, and may be used for any lawful purpose by, the Company. Upon discontinuance of operation of the Project in accordance with this Section 4.6, the Company shall be discharged from its obligations to insure, maintain and repair the Project or to cause the Project to be insured, maintained and repaired as set forth in Sections 4.4 and 4.5 hereof.

            SECTION 4.7. Insurance and Condemnation Awards.

            Subject to the provisions of Sections 4.4 and 6.10 hereof, the net proceeds of any insurance or condemnation award as a result of the destruction or condemnation of the Project or any portion thereof shall belong to, and may be used for any lawful purpose by, the Company.

            SECTION 4.8. Workers' Compensation Coverage.

            Throughout the term of this Loan Agreement, the Company shall comply, or cause compliance, with applicable workers' compensation laws of the Commonwealth.

            SECTION 4.9. Taxes, Claims for Labor and Materials, Compliance with Laws.

            (a) The Company will promptly pay and discharge all lawful taxes, assessments and governmental charges or levies imposed upon the Company or upon or in respect of all or any part of the Property or business of the Company, all trade accounts payable in accordance with usual and customary business terms, and all claims for work, labor or materials, which if unpaid might become a lien or charge upon any Property of the Company including the Installment Loan Payments; provided the Company shall not be required to pay any such tax, assessment, charge, levy, account payable or claim if (1) the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings which will prevent the forfeiture or sale of any Property of the Company or any material interference with the use thereof by the Company, and (2) the Company shall set aside on its books, reserves deemed by it to be adequate with respect thereto.

            (b) The Company will promptly comply with all laws, ordinances or governmental rules and regulations to which it is subject, including without limitation, the Occupational Safety and Health Act of 1970, the Employees Retirement Income Security Act of 1974, as amended, and all Environmental Legal Requirements, the violation of which would materially and adversely affect the Properties, business, prospects, profits or condition (financial or otherwise) of the Company or would result in any lien or charge upon any Property of the Company, subject, however, to the Company's right to contest in good faith the application of any such laws, rules or regulations to the Company or its operations so long as such contest does not result in a material threat to the operation of the Company's water system or its ability to make the payments due hereunder.

            SECTION 4.10. Issuer's Limited Liability.

            It is recognized that the Issuer's only source of funds with which to carry out its commitments under the Bonds or this Loan Agreement will be from the proceeds from the sale of the Bonds, the Installment Loan Payments, or from any available income or earnings derived therefrom, or from any funds which otherwise might be made available by the Company; and it is expressly agreed that the Issuer shall have no liability, obligation, or responsibility with respect to this Loan Agreement or the Project except to the extent of funds available from such sources. If, for any reason, the proceeds from the sale of the Bonds are not sufficient to pay all the costs of completing the acquisition, construction and installation of the Project, the Company shall complete the acquisition, construction and installation of the Project, and the Company shall pay such costs from its own funds, but it shall not be entitled to reimbursement therefor, or to any diminution in or postponement of any payments required to be made by the Company hereunder.

            SECTION 4.11. Right of Inspection.

            Subject to reasonable security and safety regulations and upon reasonable notice, the Issuer and the Trustee, and their respective agents and representatives, shall have the right during normal business hours to inspect the Project and the books and records of the Company pertaining to the Project; provided, however, that this right is subject to federal, state and local laws and regulations applicable to the site of the Project. The right of access hereby reserved to the Issuer and the Trustee may be exercised only after such agent or representative shall have executed release of liability and secrecy agreements (to the extent permitted by law, in the case of an Issuer representative) if requested by the Company in the form then currently used by the Company, and nothing contained in this Section or in any other provision of this Loan Agreement shall be construed to entitle the Issuer or the Trustee to any information or inspection involving the confidential expertise of the Company.

                                    ARTICLE V

                    Issuance Of Bonds; Security; Investments

            SECTION 5.1. Issuance of Bonds.

            In order to provide funds to finance the acquisition, construction and installation of the Project, the Issuer, concurrently with the execution of this Loan Agreement, will sell, issue and deliver to the initial purchasers thereof the Bonds, all in accordance with the Indenture. The Issuer will thereupon cause the accrued interest, if any, received upon the delivery of the Bonds to be deposited in the Debt Service Fund and the balance of the proceeds received from the sale of the Bonds to be deposited in the Construction Fund.

            SECTION 5.2. Security for the Bonds.

            The obligations of the Company under this Loan Agreement, including specifically the obligation to pay Installment Loan Payments and Administrative Expenses and its obligations under Article VI hereof shall be direct general obligations of the Company. Prior to or simultaneously with the issuance of the Bonds, the Issuer will assign to the Trustee under the terms of the Indenture all of the Issuer's right, title, and interest in and to this Loan Agreement including specifically the Installment Loan Payments but excepting all Unassigned Issuer's Rights.

            SECTION 5.3. Reserved.

            SECTION 5.4. Investment of Funds.

            The Issuer hereby gives its express written authority to the Company as provided in the Indenture to direct the investment of the Construction Fund, Debt Service Fund or any other Fund held by the Trustee pursuant to the Indenture.

                                   ARTICLE VI

             Company Obligations; Provisions For Payment; Covenants

            SECTION 6.1. Company Approval of Issuance of Bonds.

            The governing body of the Issuer has adopted the Bond Resolution authorizing the execution of this Loan Agreement and the Indenture and the issuance of the Bonds. The Company hereby approves the Bond Resolution and the Indenture. It is hereby agreed that the foregoing approval of the Bond Resolution and the Indenture constitutes the acknowledgment and agreement of the Company that the Bonds, when issued, sold and delivered as provided in the Bond Resolution and the Indenture, will be issued in accordance with and in compliance with this Loan Agreement, notwithstanding any other provisions of this Loan Agreement or any other contract or agreement to the contrary. Any Registered Owner is entitled to rely fully and unconditionally on the foregoing approval. Notwithstanding any provisions of this Loan

Agreement or any other contract or agreement to the contrary, the Company's approval of the Bond Resolution and the Indenture shall be the Company's agreement that all covenants and provisions in this Loan Agreement and the Indenture affecting the Company shall, upon the delivery of the Bonds and the Indenture, become valid and binding covenants and obligations of the Company so long as the Bonds, premium, if any, and the interest thereon are outstanding and unpaid. Particularly, the obligation of the Company to pay, promptly when due, all Installment Loan Payments specified in this Loan Agreement and the Indenture shall be absolute and unconditional, and said obligation may be enforced as provided in this Loan Agreement and the Indenture.

            SECTION 6.2. Refunding of Bonds.

            After the issuance of any Bonds, the Issuer shall not refund any of the Bonds or change or modify the Bonds in any way, except as provided for in the Indenture, without the prior written approval of an Authorized Company Representative; nor shall the Issuer redeem any Bonds prior to the maturity date except upon the written request of an Authorized Company Representative, unless such redemption is required or permitted by the Indenture without such request.

            SECTION 6.3. Redemption of Bonds.

            The Issuer, upon the written request of the Company (and provided that the affected Bonds are subject to redemption prior to maturity at the option of the Issuer or the Company, and provided that such request is received in sufficient time prior to the date upon which such redemption is proposed), shall promptly take or cause to be taken all action that may be necessary under the applicable redemption provisions to effect such redemption prior to maturity, to the full extent of funds either made available for such purpose by the Company or already on deposit in the Debt Service Fund and available for such purpose. The redemption of any Outstanding Bonds prior to maturity at any time shall not relieve the Company of its absolute and unconditional obligation to pay each remaining Installment Loan Payment with respect to any Outstanding Bonds, as specified in the Indenture. If a redemption of Bonds is required pursuant to the provisions of the Indenture, the Company agrees as provided herein to promptly make Installment Loan Payments sufficient to pay the principal of, premium, if any, and interest on the Bonds due on such redemption date.

            SECTION 6.4. Installment Loan Payments.

            (a) The Company hereby covenants and agrees to make the Installment Loan Payments, as hereinafter provided in subsections (b), (c), (d) and (f) of this Section, to the Trustee, on behalf of the Issuer, in accordance with this Loan Agreement.

            (b) The Company shall make Installment Loan Payments, subject to the limitations of subsection (e) below of this Loan Agreement, in immediately available funds directly to the Trustee for deposit in the Debt Service Fund at least two Business Days before each day on which any payment of Debt Service shall become due (whether at maturity or upon redemption or acceleration or otherwise) in an amount which, together with other money held by the Trustee under the Indenture and available therefor, will enable the Trustee to make such payment in full when due.

            (c) In the event the Company should fail to make any of the payments required in this Section, the item or installment so in default shall continue as an obligation of the Company until the amount in default shall have been fully paid, and the Company agrees to pay the same with interest thereon, to the extent permitted by law, from the date when such payment was due as provided in the Indenture.

            (d) If, subsequent to a date on which the Company is obligated to pay the Installment Loan Payments (subject to the provisions of Article X of the Indenture), losses (net of gains) shall be incurred in respect of any investments, or any other event has occurred causing the money in the Debt Service Fund, together with any other money then held by the Trustee and available for the purpose, to be less than the amount sufficient at the time of such occurrence or other event to pay, in accordance with the provisions of the Indenture, all Debt Service due and payable or to become due and payable, the Trustee shall notify the Company of such fact and thereafter the Company, as and when required for purposes of such Debt Service Fund, shall pay in immediately available funds to the Trustee for deposit in the Debt Service Fund the amount of any such deficiency.

            (e) Notwithstanding the foregoing, it is the intention of the parties hereto to conform strictly to the usury laws now in force in the Commonwealth, and any provision for any payment contained herein and in the Bonds shall be held to be subject to reduction to the amount allowed under said usury laws as now or hereafter construed by the courts having jurisdiction.

            (f) The Company further agrees that in the event payment of the principal of and the interest on the Bonds is accelerated upon the occurrence of an Event of Default under the Indenture, all amounts payable under Section 6.4(b) for the remainder of the term hereof (other than interest not yet due) shall be immediately due and payable.

            (g) Any amount held in the Debt Service Fund on any payment date specified in subsection (b) above and not previously credited against Installment Loan Payments or designated for payments due on particular Bonds, shall be credited against the Installment Loan Payments required to be made by the Company on such date.

            SECTION 6.5. Administrative Expenses.

            The Company shall pay, or cause to be paid, an amount equal to the reasonable fees and charges of the Trustee for services rendered as Trustee under the Indenture and its reasonable expenses incurred as Trustee under the Indenture, including reasonable fees and expenses of its counsel. The Trustee's right to receive its reasonable fees, charges and expenses hereunder shall be secured by a lien on moneys held by it in the Debt Service Fund and, upon an Event of Default hereunder, the Trustee shall have a right of payment prior to the payment of the owners of the Bonds as provided in Section 8.11 of the Indenture.

            SECTION 6.6. Payments to Issuer and Local IDA.

            The Company shall pay or cause to be paid all of the Issuer's and Local IDA's reasonable, actual out-of-pocket expenses and costs in connection with the issuance of the Bonds, including, without limitation, all financing, legal, printing, and other expenses and all Costs of Issuance incurred in issuing the Bonds (including the fees and expenses of bond counsel and the Issuer's financial advisor) and the Issuer's fee of .20% of the principal amount of the Bonds for issuing the Bonds. Also, in the future the Company shall pay to the Issuer upon receipt of statements therefor from time to time, such amounts as are necessary to pay or reimburse the Issuer and the Local IDA for their reasonable and necessary expenses and costs attributable to the Bonds and the Project.

            SECTION 6.7. Obligations of the Company Absolute and Unconditional.

            The obligations of the Company to make the payments required and to perform the covenants contained in Sections 6.4, 6.5, 6.6, 6.10, 7.1 and 8.3 and to perform and observe the other agreements on its part contained herein shall be absolute and unconditional and shall not be subject to diminution by set-off, counterclaim, abatement or otherwise. Until payment of all Debt Service relating to the Bonds has been made, the Company (a) will not suspend or discontinue any payments provided for in this Loan Agreement, except to the extent the same have been prepaid, (b) will perform and observe all its other agreements contained herein, and (c) except as provided in Section 9.1, will not terminate this Loan Agreement for any cause, including, without limiting the generality of the foregoing, any acts or circumstances that may constitute failure of consideration, sale, loss, eviction or constructive eviction, destruction of or damage to the Project, commercial frustration of purpose, any change in the tax or other laws of the United States of America or of the Commonwealth or any political subdivision of either, or any failure of the Issuer to perform and observe any agreement, whether express or implied, or any duty, liability or obligation arising out of or in connection herewith or with the Indenture. Nothing contained in this Section shall be construed to release the Issuer from the performance of any of the agreements on its part herein contained and in the event the Issuer shall fail to perform any such agreement on its part, the Company may take such action as the Company may deem necessary to perform or compel performance, provided that no such action shall violate the agreements on the part of the Company contained in this Loan Agreement or postpone or diminish the amounts required to be paid by the Company pursuant to this Loan Agreement. Upon the issuance and delivery of the Bonds to the initial purchasers thereof, the Company shall have received, and the Issuer shall have given, full and complete consideration for the Company's obligation hereunder to make Installment Loan Payments.

            SECTION 6.8. Option to Prepay Amounts Under Loan Agreement in Certain Events.

            The Company shall have, and is hereby granted, the option to prepay the amounts required to be paid by the Company under Section 6.4(b) in whole or in part and to direct the Trustee to redeem the Bonds in whole or in part, as the case may be, if the Company determines to exercise any optional redemption rights under the terms of the Bonds or if any of the events described in Article V of the Indenture requiring the redemption of Bonds shall have occurred.

The Company may at any time deliver money, and/or Government Obligations, to the Trustee with instructions to the Trustee to hold such money, and/or Government Obligations, pursuant to Article X of the Indenture in connection with a discharge of the Indenture. The Issuer agrees that, at the request at any time of the Company, it will cooperate with the Company to cause the Bonds or any portion thereof to be redeemed, or to cause the Indenture to be discharged, to the extent permitted by the Indenture.

            SECTION 6.9. Company's Performance Under Indenture.

            The Company agrees, for the benefit of the Owners, to do and perform all acts and things contemplated in the Indenture to be done or performed by it and to not interfere with the exercise of the power and authority granted to the Trustee in the Indenture. The Company further agrees to aid in furnishing any documents, certificates or opinions that may be required under the Indenture.

            SECTION 6.10. Covenants Regarding Tax Exemption.

            It is the intention of the Company and the Issuer that the interest on the Bonds be excludable from the gross income of the holders thereof for federal income tax purposes by reason of Section 103(a) of the Code, except for any Bond for any period that such Bond is owned by a person who is a "substantial user" of the Project or a "related person" within the meaning of
Section 147(a) of the Code, and that substantially all of the proceeds of the Bonds will be used to provide facilities for the furnishing of water within the meaning of Section 142(a)(4) of the Code and any Regulations promulgated with respect thereto. To that end, the Company and the Issuer (to the extent reasonably within the control of the Issuer) covenant with each other to refrain from any action which would adversely affect, or to take such action to assure, the treatment of the Bonds as obligations described in Section 103(a) of the Code, the interest on which is not includable in the gross income of the holders thereof (other than the income of a "substantial user" of the Project or a "related person" within the meaning of Section 147(a) of the Code) for purposes of federal income taxation. None of the covenants and agreements herein contained shall require either the Company or the Issuer to enter an appearance or intervene in any administrative, legislative or judicial proceeding in connection with any changes in applicable laws, rules or regulations or in connection with any decisions of any court or administrative agency or other governmental body affecting the taxation of interest on the Bonds.

            SECTION 6.11. Company's Option to Remarket Bonds Purchased in Lieu of Redemption.

            Pursuant to Section 5.5 of the Indenture, the Company is given the right to purchase Bonds in lieu of redemption. In the event the Company exercises such option with respect to Bonds which have been called for redemption under Section 5.1 of the Indenture, the Company (or any Person acting on its behalf) (i) will not remarket such Bonds as tax exempt bonds without first obtaining an opinion of Bond Counsel that the interest on the Bonds to be remarketed is not includable in the gross income of the owners thereof for federal income tax purposes except for interest on any Bond for any period during which such Bond is owned by a person who is a "substantial user" of the Project or any person considered to be related to such person within the meaning of Section 147(a) of the Code, and
(ii) will not remarket such Bonds until the Company delivers to the Issuer and the Trustee an opinion of counsel, not unsatisfactory to the Issuer and Trustee in their reasonable judgment, that none of the Bonds or this Loan Agreement are subject to registration under the Securities Act of 1933, as amended.

            SECTION 6.12. Nondiscrimination - Sexual Harassment.

            The Company hereby accepts and agrees to be bound by the Nondiscrimination - Sexual Harassment clause set forth in Exhibit B attached hereto.

                                   ARTICLE VII

                              Particular Agreements

            SECTION 7.1. Indemnified Party's Release and Indemnification Provisions.

            The Company agrees, whether or not the transactions contemplated by this Loan Agreement and the Indenture shall be consummated:

            (a) to pay, and save the Indemnified Parties harmless against liability for the payment of, all reasonable out-of-pocket expenses arising in connection with said contemplated transactions, including the reasonable fees and expenses of counsel to the Indemnified Parties; and

            (b) to defend, protect, indemnify and save the Indemnified Parties harmless from and against all liability, losses, damages, costs, reasonable expenses (including reasonable counsel fees), taxes, causes of action, suits, claims, demands and judgments of any nature or form, by or on behalf of any Person arising in any manner from the transactions of which this Loan Agreement or the Indenture is a part or arising in any manner in connection with the Project or the financing or refinancing of the Project, and, without limiting the generality of the foregoing, arising from (i) the issuance, offering, sale, or delivery of the Bonds, the Indenture, the Underwriting Agreement and this Loan Agreement and the obligations imposed on the Issuer hereby and thereby and the Trustee's performance of its obligations under the Indenture; or the design, construction, installation, operation, use, occupancy, maintenance, or ownership of the Project; (ii) any written statements or representations made or given by the Company or any of its officers or employees to the Indemnified Parties or any underwriters or purchasers of any of the Bonds, with respect to the Issuer, the Company, the Project, the Bonds or the Underwriting Agreement, including, but not limited to, statements or representations of facts, financial information, or corporate affairs; (iii) damage to property or any injury to or death of any person that may be occasioned by any cause whatsoever pertaining to the Project; (iv) any breach or default on the part of the Company in the performance of any of its obligations under this Loan Agreement; (v) any violation of contract, agreement or restriction by the Company relating to the Project; or (vi) any violation of law, ordinance or regulation by or permitted by the Company affecting the Project or any part thereof or the ownership or occupancy or use thereof.

            In the event that any action or proceeding is brought against any Indemnified Party by reason of any such claim, such action or proceeding shall be defended against by counsel to the Company, unless the Indemnified Party shall determine, upon advice of counsel to the Indemnified Party, that the Indemnified Party's interests conflict with the interests of Company, in which event the Indemnified Party may select its own counsel. In the event such defense is by counsel to the Indemnified Party on behalf of the Indemnified Party, the Company shall indemnify the Indemnified Party for reasonable costs of counsel to the Indemnified Party allocated to such defense and charged to the Indemnified Party. The Company, upon notice from the Indemnified Party, shall resist and defend such an action or proceeding on behalf of the Indemnified Party. The Indemnified Party shall provide the Company prompt written notice of any claim or suit with respect to which it has a right of indemnity hereunder, but the failure to provide such notice shall not limit or impair the rights of any Indemnified Party hereunder except to the extent that such failure causes actual damage or loss to the Company. The Indemnified Party shall, at the Company's expense, provide all reasonable assistance requested by the Company in its defense and/or settlement of any such claim or suit. Neither party shall settle or pay any such claim or suit without the prior written consent of the other party, which shall not be unreasonably withheld.

            The provisions of this Section shall not apply to any claim or liability to the extent resulting from the Indemnified Party's acts of gross negligence, bad faith, fraud or deceit or for any claim or liability which the Company was not given the opportunity to contest (except as set forth in the preceding paragraph), due to the gross negligence of the Indemnified Party.

            The Company also agrees to pay the expenses (including reasonable attorneys' fees) of any Indemnified Party in enforcing this Section 7.1. The provisions of this Section shall survive the payment of the Bonds, the termination of this Loan Agreement, the termination of the Indenture, and, as to the Trustee, the removal or resignation of the Trustee.

            SECTION 7.2. Maintenance of Corporate Existence.

            The Company agrees that during the term of this Loan Agreement it will maintain its corporate existence, will not dissolve or otherwise dispose of all or substantially all of its assets and will not consolidate with or merge into another corporation; provided, however, that the Company may, without violating the agreement contained in this Section, consolidate with or merge into another corporation, or sell or otherwise transfer to another corporation all or substantially all of its assets as an entirety and thereafter dissolve, if (a) the Issuer consents in writing, (b) the surviving, resulting or transferee corporation, as the case may be, assumes in a writing delivered to the Trustee all of the obligations of the Company herein and under the Tax Documents, is duly qualified to do business in the Commonwealth and is not a Disqualified Contractor, (c) at the time of such consolidation or merger and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (d) after giving effect to such consolidation or merger the surviving corporation would be permitted to incur at least $1.00 of additional Funded Debt under the provisions of Section 7.9 hereof, and (e) the provisions of Section 7.6 are satisfied.

            SECTION 7.3. Financial Information.

            The Company will keep proper books of record and account in which full and correct entries will be made of all dealings or transactions of or in relation to the business and affairs of the Company, in accordance with generally accepted accounting principles consistently maintained (except for changes disclosed in the financial statements furnished pursuant to this Section
7.3 and concurred in by the independent public accountants referred to herein), and will furnish to the Trustee and upon request, to the Issuer:

            (a) Quarterly Statements. As soon as available and in any event within 45 days after the end of each quarterly fiscal period (except the last) of each fiscal year, duplicate copies of:

                  (1) a consolidated balance sheet of the Company as of the
            close of such quarter setting forth in comparative form the consolidated figures for the corresponding period of the preceding fiscal year,

                  (2) consolidated statements of income and shareholders'
            investment of the Company for such quarterly period, setting forth in comparative form the consolidated figures for the corresponding period of the preceding fiscal year, and

                  (3) consolidated statements of cash flows of the Company for the portion of the fiscal year ending with such quarter, setting forth in comparative form the consolidated figures for the corresponding period of the preceding fiscal year,

all in reasonable detail and certified as complete and correct, by an authorized financial officer of the Company;

            (b) Annual Statements. As soon as available and in any event within 120 days after the close of each fiscal year of the Company, duplicate copies of:

                  (1) a consolidated balance sheet of the Company as of the
            close of such fiscal year,

                  (2) consolidated statements of income and shareholders'
            investment and cash flows of the Company for such fiscal year,

in each case setting forth in comparative form the consolidated figures for the preceding fiscal year, all in reasonable detail and accompanied by an opinion thereon of a firm of independent public accountants of recognized national standing selected by the Company to the effect that the consolidated financial statements have been prepared in accordance with generally accepted accounting principles consistently applied (except for changes in application in which such accountants concur) and present fairly, in all material respects, the financial condition of the Company and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards and accordingly, includes such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

            (c) Audit Reports. Promptly upon receipt thereof, one copy of each interim or special audit made by independent accountants of the books of the Company;

            (d) SEC and Other Reports. Promptly upon their becoming available, one copy of each financial statement, report, notice or proxy statement sent by the Company to stockholders generally and of each regular or periodic report, and any registration statement or prospectus filed by the Company with any securities exchange or the Securities and Exchange Commission or any successor agency, and copies of any orders in any proceedings substantially affecting the financial condition of the Company to which the Company is a party, issued by any governmental agency, Federal or state, having jurisdiction over the Company;

            (e) Officers' Certificates. Within the periods provided in paragraphs (a) and (b) above, a certificate of an authorized financial officer of the Company stating that he has reviewed the provisions of this Agreement and setting forth: (1) the information and computations (in sufficient detail) required in order to establish whether the Company was in compliance with the requirements of Sections 7.9 through 7.12, inclusive, at the end of the period covered by the financial statements then being furnished, and (2) whether there existed as of the date of such financial statements and whether, to the best of his knowledge, there exists on the date of the certificate or existed at any time during the period covered by such financial statements any Default or Event of Default and, if any such condition or event exists on the date of the certificate, specifying the nature and period of existence thereof and the action the Company is taking and proposes to take with respect thereto.

            To the extent not furnished pursuant to the foregoing provisions of this Section 7.3, the Company agrees to furnish to the Issuer and Trustee, copies of the annual financial statements and other information filed with Nationally Recognized Municipal Securities Information Repositories pursuant to the Company's continuing disclosure undertaking referred to in the Underwriting Agreement. Such statements and other information shall be filed with the Authority and the Trustee within ten (10) days of the filings made pursuant to such continuing disclosure undertaking.

            SECTION 7.4. Agreement of Issuer Not to Assign or Pledge.

            Except for the assignment and pledge described in the Indenture, the Issuer agrees that it will not attempt to further assign, pledge, transfer or convey its interest in or create any assignment, pledge, lien, charge or encumbrance of any form or nature with respect to the rights and interests herein described.

            SECTION 7.5. Reference to Bonds Ineffective after Bonds Paid.

            Upon payment of all Debt Service due relating to the Bonds, and payment of all fees and charges of the Issuer and the Trustee, all as provided in Article X of the Indenture, all references herein to the Bonds and the Trustee shall be ineffective and neither the Issuer, the

Trustee nor the holders of any of the Bonds shall thereafter have any rights hereunder and the Company shall have no further obligation hereunder, saving and excepting those that shall have theretofore vested and remain unsatisfied and any right of the Issuer or the Trustee to indemnification under Section 7.1 and payment of fees under Section 8.3, which rights shall survive the payment of all Debt Service due relating to the Bonds and the termination of this Loan Agreement and the Indenture.

            SECTION 7.6. Assignment, Sale or Lease of Project.

            (a) The Company shall not assign this Loan Agreement or any interest of the Company herein, either in whole or in part, without the prior written consent of the Trustee, which consent shall be given if the following conditions are fulfilled;

                  (i) The assignee assumes in writing all of the obligations of the Company hereunder;

                  (ii) The assignee provides the Trustee with an opinion of counsel satisfactory to the Trustee to the effect that neither the validity nor the enforceability of this Loan Agreement shall be adversely affected by such assignment;

                  (iii) The Project shall continue in the opinion of Bond Counsel to be a "project" as such term is defined in the Act after such assignment;

                  (iv) Such assignment shall not, in the opinion of Bond Counsel, have an adverse effect on the exclusion from gross income for federal income tax purposes of interest on the Bonds;

                  (v) The assignee shall not be a Disqualified Contractor; and

                  (vi) Consent by the Issuer, which consent shall not be unreasonably withheld.

            (b) The Company may, subject to the provisions of Section 6.10, lease the Project, in whole or in part, to one or more other Persons, provided that:

                  (i) No such lease shall relieve the Company from its obligations under this Loan Agreement;

                  (ii) In connection with any such lease the Company shall retain such rights of interests as will permit it to comply with its obligations under this Loan Agreement;

                  (iii) No such lease shall impair materially the accomplishment of the purposes of the Act to be accomplished by operation of the Project as herein provided;

                  (iv) Any such lease shall require the lessee to operate the Project as a "project" under the Act as long as the Bonds are outstanding;

                  (v) In the case of a lease to a new lessee or an assignment of an existing lease to a new lessee of substantially all of the Project, such new lessee: (A) shall not be a Disqualified Contractor; and (B) shall have been approved by the Issuer (such approval not to be unreasonably withheld); and

                  (vi) The lessees under any such leases, shall be subject to the applicable terms and conditions of Section 6.10.

            (c) The Company shall not sell, assign or otherwise dispose of (whether in one transaction or in a series of transactions) its interest in the Project or any material portion thereof, other than is permitted by Section 7.6(a) and other than leases permitted under Section 7.6(b) or undertake or permit the demolition or removal of the Project or any material portion thereof without the prior written consent of the Issuer; provided that the Company shall be permitted to sell, transfer, assign or otherwise dispose of or remove any portion of the Project which is retired or replaced in the ordinary course of business.

            SECTION 7.7. Amendment of Loan Agreement or Indenture.

            No amendment, change, addition to, or waiver of any of the provisions of this Loan Agreement or the Indenture shall be made except pursuant to Article IX of the Indenture.

            SECTION 7.8. Waiver of Vendor's Lien.

            Notwithstanding anything in this Loan Agreement to the contrary, it is the intention of the parties hereto that no vendor's lien and/or privilege, mortgage, resolutory condition, right of rescission or stipulation for the benefit of a third party shall be created by execution of this Loan Agreement, and if any such lien, privilege, condition, or benefit should be deemed to have been created by execution of this Loan Agreement, they are expressly released, renounced, waived and abandoned by the parties hereto.

            SECTION 7.9. Limitations on Indebtedness.

            (a) The Company will not have outstanding, or in any manner be liable in respect of, any Indebtedness, except the following:

                  (1) current operating liabilities and current or other
            obligations (other than for borrowed money) incurred in the ordinary course of business;

                  (2) Seasonal Indebtedness, provided that such Seasonal
            Indebtedness has not existed for a period of at least 30 consecutive days in the twelve preceding months; and

                  (3) Funded Debt (including the Bonds) in an amount not in
            excess of 60% of the Plant Account on the books of the Company at any one time outstanding.

            (b) The renewal, extension or refunding of any Funded Debt issued or incurred in accordance with the limitations of this Section 7.9 shall constitute the issuance of additional Funded Debt, which is, in turn, subject to the limitations of the applicable provisions of this Section 7.9, but any Indebtedness paid or defeased from the proceeds of additional Funded Debt may be excluded from outstanding Indebtedness for purposes of this Section 7.9.

            (c) Subject to compliance with this Section 7.9, nothing contained in this Agreement shall prohibit the Company from having the Issuer issue in the future additional series of Bonds or incurring other types of Funded Debt.

            SECTION 7.10. Limitation on Liens.

            (a) The Company will not create or incur, or suffer to be incurred or to exist, any mortgage, pledge, security interest, encumbrance, lien or charge of any kind on its Property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, or transfer any Property for the purpose of subjecting the same to the payment of obligations in priority to the payment of its or their general creditors, or acquire or agree to acquire any Property or assets upon conditional sales agreements or other title retention devices, except Excepted Encumbrances; provided, however, that this requirement shall not be applicable to, nor prevent:

                  (1) the pledging by the Company of its assets as security for the payment of any tax, assessment or other similar charge demanded of the Company by any governmental authority or public body as long as the Company in good faith contests its liability to pay the same, or as security to be deposited with any governmental authority or public body for any purpose at any time required by law or, governmental regulation as a condition to the transaction of any business or the exercise of any privilege, license or right; or

                  (2) the pledging by the Company of any assets for the purpose of securing a stay or discharge or for any other purpose in the course of any legal proceeding in which the Company is a party; or

                  (3) making good faith deposits in connection with tenders, contracts or leases to which the Company is a party; or

                  (4) the pledging by the Company of its revenues to the
            Pennsylvania Infrastructure Investment Authority pursuant to that certain Loan Agreement dated as of August 24, 1999 in order to secure a loan in the original aggregate principal amount of $800,000 made by such Authority to the Company, such loan having an outstanding principal balance of approximately $652,100 as of December 31, 2003.

            (b) In the event any Property or assets of the Company are subject to a lien or charge not otherwise permitted by Section 7.10(a) above, the Company will make effective provision whereby the Bonds shall (so long as any other Indebtedness shall be so secured) be secured (along with any other Indebtedness similarly entitled to be equally and ratably secured) by a direct lien (on all the Property, other than Excepted Property, owned by the Company just prior to the time such other lien shall have become a lien on any of the Property of the Company) prior to the lien or liens securing any and all such other Indebtedness. Compliance with the provisions of this paragraph shall not be deemed to constitute a waiver of, or consent to, any violation of
Section 7.10(a).

            (c) The Company covenants that, so long as any Bonds shall be outstanding under the Indenture, if, upon any consolidation or merger of the Company with or into any other corporation, or upon any sale or conveyance of all or substantially all of the Property of the Company as an entirety, or upon any acquisition by the Company of the Property of another corporation substantially as an entirety or upon any merger of any other corporation into the Company, any of the Property (other than Excepted Property) owned by the Company just prior thereto, would thereupon become subject to any lien (other than Excepted Encumbrances), the Company, prior to such consolidation, merger, sale, conveyance or acquisition, will take appropriate action whereby the Bonds shall (so long as such Property shall be subject to such lien) be secured (along with any other Indebtedness similarly entitled to be equally and ratably secured) by a direct lien on such portion of the Property of the Company prior to all other liens, other than Excepted Encumbrances and other than any liens existing thereon just prior to such consolidation, merger, sale, conveyance or acquisition.

            (d) Any mortgage created pursuant to the requirements of paragraphs
(b) or (c) above shall contain reasonable and customary provisions for the enforcement of the lien thereby created and for the release of, or substitution for, the Property so mortgaged. Such direct lien shall be evidenced by an appropriate instrument or instruments executed and delivered to the Trustee.

            SECTION 7.11. Dividends, Stock Purchases.

            The Company will not, except as hereinafter provided:

            (a) Declare or pay any dividends, either in cash or Property, on any shares of its capital stock of any class (except dividends or other distributions payable solely in shares of capital stock of the Company, including the portion of dividends reinvested in shares of the Company's common capital stock under the Company's Optional Dividend Reinvestment Plan); or

            (b) Directly or indirectly, purchase, redeem or retire any shares of its capital stock of any class or any warrants, rights or options to purchase or acquire any shares of its capital stock (other than in exchange for or out of the net proceeds to the Company from the substantially concurrent issue or sale of other shares of capital stock of the Company or warrants, rights or options to purchase or acquire any shares of its capital stock); or

            (c) Make any other payment or distribution, either directly or indirectly, in respect of its capital stock; or

            (d) Make any payment, distribution, conveyance or transfer of any Property to any subsidiary or affiliate;

(such declarations or payments of dividends, purchases, redemptions or retirements of capital stock and warrants, rights or options, and all such other distributions, conveyances and transfers being herein collectively called "Restricted Payments"), if after giving effect thereto the aggregate amount of Restricted Payments made during the period from and after December 31, 1982 to and including the date of the making of the Restricted Payment in question, would exceed the sum of (1) $1,500,000 plus (2) earned surplus of the Company, on a non-consolidated basis, accumulated after December 31, 1982, determined without any deduction on account of such Restricted Payments, provided, however, that notwithstanding the foregoing, in no event shall the Company make any distribution, conveyance or transfer to any subsidiary or affiliate of any Property constituting the Plant Account.

            The Company will not declare any dividend which constitutes a Restricted Payment payable more than 60 days after the date of declaration thereof.

            For the purposes of this Section 7.11, the amount of any Restricted Payment declared, paid or distributed in Property of the Company shall be deemed to be the greater of the book value or fair market value (as determined in good faith by the Board of Directors of the Company) of such Property at the time of the making of the Restricted Payment in question.

            SECTION 7.12. Termination of Pension Plans.

            The Company will not permit any employee benefit plan maintained by it to be terminated in a manner which could result in the imposition of a lien on any Property of the Company pursuant to Section 4068 of the Employee Retirement Income Security Act of 1974, as amended.

                                  ARTICLE VIII

                         Events Of Default And Remedies

            SECTION 8.1. Defaults and Remedies.

            (a) The Company is advised and recognizes that the Issuer will assign all of its right, title, and interest in and to all of the Installment Loan Payments required to be made pursuant to this Loan Agreement, and the right to receive and collect same, to the Trustee under the Indenture. All rights of the Issuer (other than Unassigned Issuer's Rights) against the Company arising under this Loan Agreement or the Indenture may be enforced by the Trustee, or the Registered Owners of the Bonds, to the extent provided in the Indenture, without making the Issuer a party.

            (b) The following shall constitute an "Event of Default" hereunder:

                  (i) Payment of any Installment Loan Payment is not made when due and payable and such failure shall continue for one Business Day; or

                  (ii) Payment of any amount due under this Loan Agreement other than Installment Loan Payments is not made when due and payable and such failure shall continue for fifteen (15) Business Days after the Trustee shall have given written notice to the Company specifying such default; or

                  (iii) Failure to pay the principal of or interest on any Indebtedness of the Company for borrowed money, as and when the same shall become due and payable by the lapse of time, by declaration, by call for redemption or otherwise, and such default shall continue beyond the period of grace, if any, allowed with respect thereto; or

                  (iv) Default or the happening of any event shall occur under any indenture, agreement, or other instrument under which any Indebtedness of the Company for borrowed money may be issued and such default or event shall continue for a period of time sufficient to permit the acceleration of the maturity of any Indebtedness of the Company outstanding thereunder; or

                  (v) Default shall occur in the observance or performance of any covenant or agreement contained in Sections 7.9 through 7.12 hereof;

                  (vi) Subject to Section 7.1(c) of the Indenture relating to force majeure, failure by the Company to observe or perform any other covenant, condition or agreement on its part to be observed or performed under the Indenture or the Loan Agreement, other than as referred to in subsections (i) through (v) inclusive above, for a period of 60 days after written notice, specifying such failure and requesting that it be remedied, is given to the Company by the Issuer or the Trustee; provided, however, that if the failure stated in the notice is such that is can be remedied but not within such 60-day period, it shall not constitute an Event of Default if the default, in the judgment of the Trustee in reliance upon advice of counsel, is correctable without material adverse effect on the Bondholders and if corrective action is instituted by the Company, within such period and is diligently pursued until the default is remedied; or

                  (vii) Final judgment or judgments for the payment of money aggregating in excess of $250,000 is or are outstanding against the Company or against any Property or assets of the Company and any one of such judgments has remained unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of 60 days from the date of its entry; or

                  (viii) The occurrence of an Event of Default under the Indenture.

            (c) Upon the occurrence of an Event of Default, the Trustee (or in the case of an Event of Default arising out of Unassigned Issuer's Rights, the Issuer) shall have the power to proceed with any right or remedy granted by the Constitution and laws of the Commonwealth, as it may deem best, including without limitation any suit, action or special proceeding in equity or at law, including mandamus proceedings, for the specific performance of any agreement, obligation or covenant contained herein or for the enforcement of any proper legal or equitable remedy as the Trustee shall deem most effectual to protect the rights of the Registered Owners, including without limitation, acceleration of all amounts payable hereunder; provided, however, any such proceedings shall be subject to the provisions of Section 7.1(c) of the Indenture relating to force majeure. Upon the occurrence of an Event of Default under Section 7.1(a)(ii) of the Indenture and upon the occurrence of any other Event of Default under the Indenture pursuant to the terms of which the Trustee shall have declared the Bonds immediately due and payable, then all payments required to be made by the Company under Section 6.4(b) (other than interest not yet accrued) shall become immediately due and payable.

            (d) Any amounts collected for non-payment of amounts described in
Section 6.4 hereof pursuant to actions taken under this Section shall be paid into the Debt Service Fund and applied in accordance with the provisions of the Indenture.

            SECTION 8.2. Annulment of Acceleration.

            If, in compliance with the requirements of Section 7.2 of the Indenture, the Trustee shall annul an acceleration declared due to any Event of Default under the Indenture, such annulment shall be deemed to also rescind any acceleration of all payments required under Section 6.4. In case of any such annulment, or in case any proceeding taken by the Trustee on account of any such Event of Default shall have been discontinued or abandoned or determined adversely, then and in every such case the Issuer, the Company, the Trustee and the Registered Owners shall be restored to their former positions and rights hereunder, but no such annulment shall extend to any subsequent or other Event of Default or impair any right consequent thereon.

            SECTION 8.3. Agreement to Pay Attorneys' Fees and Expenses.

            In the event the Company should default under any of the provisions of this Loan Agreement and the Issuer or the Trustee should employ attorneys or incur other expenses for the collection of payments required hereunder or the enforcement of performance or observance of any obligation or agreement on the part of the Company herein contained, the Company agrees that it will upon demand therefore pay to the Issuer or the Trustee the reasonable fees and expenses of such attorneys and such other expenses so incurred by the Issuer or the Trustee.

            SECTION 8.4. General Enforcement Provisions.

            (a) The terms of this Loan Agreement may be enforced as to one or more breaches either separately or cumulatively.

            (b) No remedy conferred upon or reserved to the Issuer, the Trustee, or the Registered Owners of the Bonds in this Loan Agreement is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy now or hereafter existing at law or in equity or by statute. No delay or omission to exercise any right or power accruing upon any default, omission, or failure of performance hereunder shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In the event any provision contained in this Loan Agreement should be breached by the Company and thereafter duly waived, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach of this Loan Agreement. No waiver by any party of any breach by any other party of any of the provisions of this Loan Agreement shall be construed as a waiver of any subsequent breach, whether of the same or of a different provision of this Loan Agreement.

            SECTION 8.5. Notice of Default.

            The Company shall notify the Trustee and the Issuer in writing immediately if it becomes aware of the occurrence of any Event of Default hereunder or of any fact, condition or event which, with the giving of notice or passage of time or both, would become an Event of Default.

            SECTION 8.6. Unassigned Issuer's Rights.

            Notwithstanding any other provision hereof, upon the occurrence of an Event of Default arising out of Unassigned Issuer's Rights, the Issuer reserves the right to exercise or refrain from exercising remedies under the Loan Agreement with respect to such Event of Default and such Event of Default may not be waived or annulled without the prior written consent of the Issuer.

                                   ARTICLE IX

                                  Miscellaneous

            SECTION 9.1. Term of Loan Agreement.

            Subject to all provisions hereof which expressly state that the same shall survive termination hereof, this Loan Agreement shall terminate when payment of all Debt Service relating to the Bonds shall have been made and all fees, indemnities, expenses and charges of the Issuer, Local IDA and the Trustee have been fully paid or provision satisfactory to such parties made for such payment.

            SECTION 9.2. Notices.

            All notices, approvals, consents, requests and other communications hereunder shall be in writing and shall be deemed to have been given when delivered by hand or overnight courier service or mailed by first class registered or certified mail, return receipt requested, postage prepaid, or sent by telecopy and addressed as follows:

            (a) to the Company, to:

                  The York Water Company
                  130 East Market Street
                  York, PA  17401
                  Attention:  President
                  Telecopy No. (717) 852-0058

            (b) to the Issuer, to:

                  Pennsylvania Economic Development Financing Authority Department of Community and Economic Development Commonwealth Keystone Building
                  400 North Street, 4th Floor
                  Harrisburg, PA  17120
                  Attention:  Program Manager
                  Telecopy No. (717) 787-0879

            (c) to the Trustee, to:

                  Manufacturers and Traders Trust Company
                  213 Market Street
                  Harrisburg, PA  17101
                  Attn:  Corporate Trust Department
                  Telecopy No. (717) 231-2615

A duplicate copy of each notice, approval, consent, request or other communication given hereunder by the Issuer, the Company or the Trustee to any one of the others shall also be given to all of the others at the address furnished from time to time. The Issuer, the Company and the Trustee may, by notice given hereunder, designate any further or different addresses to which subsequent notices, approvals, consents, requests or other communications shall be sent or persons to whose attention the same shall be directed.

            SECTION 9.3. Benefit of Parties.

            This Loan Agreement is made for the exclusive benefit of the Issuer, the Trustee, the Registered Owners, the Beneficial Owners, the Company and their respective successors and assigns herein permitted, and not for any other third party or parties; and nothing in this Loan Agreement, expressed or implied, is intended to confer upon any party or parties other than the Issuer, the Trustee, the Registered Owners, the Beneficial Owners, the Company and their respective successors and assigns herein permitted, any rights or remedies under or by reason of this Loan Agreement.

            SECTION 9.4. Severability.

            If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

            SECTION 9.5. Counterparts.

            This Loan Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

            SECTION 9.6. Captions.

            The captions and headings herein are for convenience only and in no way define, limit or describe the scope or intent of any provisions hereof.

            SECTION 9.7. Law Governing Construction of Loan Agreement.

            This Loan Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth.

            SECTION 9.8. Payments on Non-Business Days.

            If any payment required hereunder is due on a date that is not a Business Day, payment shall be made on the next succeeding Business Day with the same force and effect as if made on the date fixed for such payment, and no interest shall accrue on such amount for the period after such date.

            SECTION 9.9. Payments to be Sufficient to Meet DTC Requirements.

            The Company hereby acknowledges that the Bonds are intended to be issued in book-entry form through DTC and that DTC has certain timing requirements and notice requirements. The Company hereby agrees to make payments and give notices in a manner sufficient to comply from time to time with the DTC requirements, for so long as the Bonds are in book-entry form at DTC.

            SECTION 9.10. Reserved.

            SECTION 9.11. Limitation of Liability; No Personal Liability.

            (a) In the exercise of the powers of the Issuer or the Trustee hereunder or under the Indenture, including without limitation the application of moneys and the investment of funds, neither the Issuer or the Trustee nor their members, directors, officers, employees, attorneys or agents shall be accountable to the Company for any action taken or omitted by any of them in good faith and without gross negligence and with the belief that it is authorized or within the discretion or rights or powers conferred. The Issuer and the Trustee and their members, directors, officers, employees, attorneys and agents shall be protected in acting upon any paper or document believed to be genuine, and any of them may conclusively rely upon the advice of counsel and may (but need not) require further evidence of any fact or matter before taking any action. In the event of any default by the Issuer hereunder, the liability of the Issuer to the Company shall be enforceable only out of the Issuer's interest under this Loan Agreement and there shall be no other recourse for damages by the Company against the Issuer, its members, directors, officers, employees, attorneys and agents, or any of the property now or hereafter owned by it or them. All covenants, obligations and agreements of the Issuer contained in this Loan Agreement or the Indenture shall be effective to the extent authorized and permitted by applicable law. No such covenant, obligation or agreement shall be deemed to be a covenant, obligation or agreement of any present or future member, director, officer, employee, attorney or agent of the Issuer, and no official executing the Bonds shall be liable personally on the Bonds or be subject to any personal liability or accountability by reason of the issuance thereof or by reason of the covenants, obligations or agreements of the Issuer contained in this Loan Agreement or the Indenture.

            (b) No claim shall be made by the Company or any of the Company's affiliates against the Issuer or the Trustee or any of their affiliates, directors, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any breach or wrongful conduct (whether or not the claim therefore is based on contract, tort or duty imposed by law), in connection with, arising out of or in any way related to the transactions contemplated by this Loan Agreement, the Indenture or the other financing arrangements entered into in connection with the Project, or any act or omission or event occurring in connection therewith; and the Company hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

            IN WITNESS WHEREOF, the Issuer and the Company have caused this Loan Agreement to be executed in their respective names by their authorized officers or representatives and their respective seals to be affixed hereto and have caused its execution hereof to be attested by its authorized officer, all as of the date first above written.

                                         PENNSYLVANIA ECONOMIC DEVELOPMENT
                                         FINANCING AUTHORITY


                                         By:        /s/ STEPHEN M. DRIZOS
                                            ------------------------------------
                                                      Executive Director

[Seal]

Attest:


By: /s/ CRAIG S. PETRASIC
   ------------------------------------
   Assistant Secretary

                                         THE YORK WATER COMPANY


                                         By: /s/ JEFFREY S. OSMAN
                                            ------------------------------------
                                            Title: President and Chief Executive
                                                   Officer
                                                  ------------------------------

[Seal]

Attest:


By:     /s/ BONNIE J. REXROTH
   ------------------------------------
         Assistant Secretary

                                    EXHIBIT A

                               PROJECT DESCRIPTION

Project to be financed:

Construction of a water intake pumping station adjacent to the Susquehanna River (the "Intake Pumping Station") and a water main pipeline (the "Main") running a distance of approximately 15 miles from the Intake Pumping Station to an outfall location on the edge of the Company's Lake Redman along Iron Stone Hill Road, in York Township, York County, together with related pumps, fittings, valves and other water infrastructure system improvements, all for the purpose of providing an additional source of surface water supply to meet the needs of the Company's residential, commercial and industrial customers.

                                    EXHIBIT B

                   NONDISCRIMINATION/SEXUAL HARASSMENT CLAUSE

      During the term of the contract, Contractor agrees as follows:

            1. In the hiring of any employee(s) for the manufacture of supplies, performance of work, or any other activity required under the contract or any subcontract, the Contractor, subcontractor, or any person acting on behalf of the Contractor or subcontractor shall not, by reason of gender, race, creed, or color, discriminate against any citizen of this Commonwealth who is qualified and available to perform the work to which the employment relates.

            2. Neither the contractor nor any subcontractor nor any person on their behalf shall in any manner discriminate against or intimidate any employee involved in the manufacture or supplies, the performance of work, or any other activity required under the contract on account of gender, race, creed, or color.

            3. Contractors and subcontractors shall establish and maintain a written sexual harassment policy and shall inform their employees of this policy. The policy must contain a notice that sexual harassment will not be tolerated and employees who practice it will be disciplined.

            4. Contractors shall not discriminate by reason of gender, race, creed, or color against any subcontractor or supplier who is qualified to perform the work to which the contracts relate.

            5. The Contractor of each subcontractor shall furnish all necessary employment documents and records to and permit access to their books, records, and accounts by the contracting agency and the Bureau of Contract Administration and Business Development, for purposes of investigation, to ascertain compliance with provisions of this Nondiscrimination/Sexual Harassment Clause. If the Contractor or any subcontractor does not possess documents or records reflecting the necessary information requested, the Contractor or subcontractor shall furnish such information on reports forms supplied by the contracting agency or the Bureau of Contract Administration and Business Development.

            6. The Contractor shall include the provisions of this Nondiscrimination/Sexual Harassment Clause in every subcontract so that such provisions will be binding upon each subcontractor.

            7. The Commonwealth may cancel or terminate the contract, and all money due or to become due under the contract may be forfeited for a violation of the terms and conditions of this Nondiscrimination/Sexual Harassment Clause. In addition, the agency may proceed with debarment or suspension and may place the Contractor in the Contractor Responsibility file.